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                                                                    Exhibit 23.2

                                 James R. Bonzo
                               4086 Spring Leaf DR
                               Las Vegas, NV 89417

         I have issued my reports dated (a) July 19, 2001 and (b) March 14, 2001 and September 5, 2001, accompanying the financial statements of Global Express Capital Real Estate Investment Fund I, LLC and Conrex International Financial, Inc. dba Global Express Capital Mortgage, respectively, contained in the Registration Statement No. 333-55098, as amended and the Prospectus included therein. I consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of my name as it appears under the caption "Experts".

/s/ James R. Bonzo
--------------------------
James R. Bonzo, CPA



Las Vegas, Nevada
September 25, 2001